UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) March 27, 2003


                             TRIARC COMPANIES, INC.
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)


     DELAWARE                       1-2207              38-0471180
     -----------------              --------------      --------------
     (State or other                (Commission         (I.R.S. Employer
     jurisdiction of                File No.)           Identification No.)
     incorporation of
     organization)


     280 Park Avenue
     New York, NY                                         10017
     ---------------------------------             -----------------
     (Address of principal executive office)           (Zip Code)


     Registrant's telephone number, including area code: (212) 451-3000


     ------------------------------              -----------------
     (Former name or former address,                (Zip Code)
     if changed since last report)

                               Page 1 of 14 Pages
                         Exhibit Index appears on Page 3




Item 9. Regulation FD Disclosure

     On March 27, 2003, Triarc Companies, Inc. issued a press release announcing the results of operations for its fiscal year and fourth quarter ended December 29, 2002. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 9.

     The information in this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of Triarc Companies, Inc. under the Securities Act of 1933.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

                                      TRIARC COMPANIES, INC.


                                      By: /s/ Stuart I. Rosen
                                         ------------------------------
                                         Stuart I. Rosen
                                         Senior Vice President
                                         and Associate General Counsel

Dated: March 27, 2003




                                  EXHIBIT INDEX

Exhibit
Number       Description of Document                      Page No.

 99.1        Press Release dated March 27, 2003.




                                                      Exhibit 99.1


                                                   For Immediate Release



CONTACT:  Anne A. Tarbell
          (212) 451-3030
          www.triarc.com

TRIARC REPORTS FULL YEAR AND FOURTH QUARTER 2002 RESULTS

     New York, NY, March 27, 2003 - Triarc Companies, Inc. (NYSE: TRY) announced today the results of operations for its fiscal year and fourth quarter ended December 29, 2002.

     Triarc reported net income of $1.3 million for 2002, or $.06 per share, compared with net income of $52.4 million, or $2.31 per share, for 2001. This decrease reflects the impact in 2001 of a $43.5 million after-tax gain from discontinued operations, or $1.91 per share, for adjustments to the gain from the October 2000 sale of the Snapple Beverage Group to Cadbury Schweppes plc (compared with a gain of $11.1 million, or $.54 per share, for further adjustments to the Snapple gain recorded in 2002 related to tax refunds). This decrease also reflects a $32.8 million decrease in investment income principally resulting from lower available yields on cash equivalents and short-term debt instruments, the writedown of certain investments and, to a lesser extent, lower balances of cash and short-term debt instruments. Other factors contributing to the decrease were a non-recurring after-tax credit of $3.2 million in 2001 from a litigation settlement and the after-tax effects of (1) 2002 third quarter expenses related to a proposed acquisition that was not consummated and (2) a decline in other income, net. The effects of the above were partially offset by improved operating factors, notably an increase in Arby's(R) royalties and franchise fees, as well as lower consolidated general and administrative expenses.

     Triarc reported a loss from continuing operations of ($9.8) million for 2002, or $(.48) per share, compared with income from continuing operations of $9.0 million, or $.40 per share, for 2001. This decrease was due to the factors discussed above other than the income resulting from the adjustments to the gain from the sale of Snapple.

     Domestic comparative store results of Arby's, Triarc's restaurant franchising business, increased 2.2% for 2002 compared with 2001. Arby's results were favorably impacted by higher sales of Market Fresh(R) premium sandwiches spurred in part by more national advertising in 2002, higher sales of core products and net new store openings. Fourth quarter 2002 same store sales declined 3.3% versus a strong 3.9% increase in same store sales in 2001 reflecting the adverse effects in 2002 of severe weather, industry discounting and sluggish economic conditions. Comparable store results in the first quarter of 2003 remain challenging due to the factors discussed above.

     Arby's 2002 EBITDA (which we define as earnings before interest, taxes, other non-operating items, depreciation and amortization) of $60.6 million was 6.1% higher than in the prior year and increased 2.6% in the fourth quarter of 2002 compared with the 2001 fourth quarter to $15.5 million.

     In 2002, 116 new Arby's units were opened and 64 units (generally, underperforming stores) were closed (including 51 new store openings and 17 store closings in the fourth quarter). Average unit volumes at newly opened domestic stores continued to be above the 2002 system average of approximately $843,000, which was up 3.5% from 2001. As of December 29, 2002, Arby's had commitments from franchisees to build approximately 550 new units through 2010.

     Commenting on corporate developments, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "In 2002, we completed the purchase of Sybra, Arby's second largest franchisee and the owner of 239 Arby's restaurants, we repurchased approximately 290,000 shares of our stock for approximately $7.0 million and we evaluated a number of potential acquisitions. I am proud of our disciplined approach to our strategic options and believe we are well positioned to continue to create shareholder value at Triarc."

     Peltz added: "While the QSR environment remains challenging, Arby's will continue to focus on growing its existing products, new product offerings, continued national advertising and new unit openings."

     Discussing Arby's operations, Peter May, Triarc's President and Chief Operating Officer, said: "Together with franchisees, Arby's management has developed a number of initiatives for 2003, including new Market Fresh sandwiches, new `artisan' breads, new equipment technologies and advertising, which should enhance Arby's `cut above' brand positioning and spur Arby's growth."

     May continued: "Triarc completed its acquisition of Sybra in late December 2002 at an attractive valuation. Our team at Arby's is working closely with Sybra's experienced management to ensure a successful integration. We are excited about the many opportunities that Sybra will present to strengthen the Arby's brand. We also believe that ownership of these restaurants will increase the value of the Arby's brand and thus enhance Triarc shareholder value."

Operating Results

   Following is a calculation of Arby's EBITDA:

                                                                 Fourth Quarter           Fiscal Year
                                                               ----------------           --------------

                                                             2001        2002            2001       2002
                                                            ------      ------          -------    -------
                                                                              (in millions)

Royalties and franchise and related fees                   $24.9        $24.9             $92.8     $97.8
General and administrative expenses                         (9.8)        (9.4)            (35.7)    (37.2)
                                                            ----         ----            ------     -----
     EBITDA                                                $15.1        $15.5             $57.1     $60.6
                                                           =====        =====             =====    ======

     Arby's EBITDA increased $0.4 million and $3.5 million in the fourth quarter and fiscal year of 2002, respectively, reflecting lower expenses, primarily as a result of timing differences associated with franchise development programs, in the 2002 fourth quarter and increases in royalties and franchise and related fees for fiscal year 2002, resulting from the factors discussed above.

Consolidated Results

     Following is a discussion of consolidated results for the fourth quarters and fiscal years of 2002 and 2001. All per share amounts are presented on a fully diluted basis, where applicable.

     Triarc reported income from continuing operations for the fourth quarter of 2002 of $1.4 million, or $.06 per share, compared with income from continuing operations of $1.6 million, or $.07 per share, for the 2001 fourth quarter. This comparison reflects a decrease in investment income due to the factors discussed above partially offset by lower consolidated general and administrative expenses. Triarc reported net income for the 2002 fourth quarter of $12.5 million, or $.58 per share, compared with net income of $6.5 million, or $.30 per share, for the 2001 fourth quarter. This increase reflected adjustments to the Snapple sale gain recorded in the 2002 fourth quarter of $11.1 million, or $.52 per share, (compared with $4.9 million, or $.23 per share, in the 2001 fourth quarter), also discussed above.

     Triarc reported a loss from continuing operations of ($9.8) million for 2002, or $(.48) per share, compared with income from continuing operations of $9.0 million, or $.40 per share, for 2001. The factors contributing to this decline were discussed above. Triarc reported net income of $1.3 million for 2002, or $.06 per share, compared with net income of $52.4 million, or $2.31 per share, for 2001. This decrease, in addition to the decline in income (loss) from continuing operations noted above, reflects the impact in 2001 of a $43.5 million after-tax gain, or $1.91 per share, from the October 2000 sale of the Snapple Beverage Group to Cadbury Schweppes plc (compared with $11.1 million or $.54 per share, of adjustments to the Snapple gain recorded in 2002).

     Triarc is a holding company and through its subsidiaries, the franchisor of the Arby's(R) restaurant system and an operator of 239 Arby's restaurants located in the United States.
..
                                      # # #

                            Note and Table To Follow



                              NOTE TO PRESS RELEASE

     The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements which address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following: competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of positive or adverse publicity; market acceptance of new product offerings; new product and concept development by competitors; changing trends in consumer tastes and preferences (including changes resulting from health or safety concerns with respect to the consumption of beef, french fries or other foods or the effects of food-borne illnesses) and in spending and demographic patterns; the business and financial viability of key franchisees; availability, location and terms of sites for restaurant development by the Company and its franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development; delays in opening new restaurants or completing remodels; anticipated or unanticipated restaurant closures by the Company and its franchisees; the ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants; changes in business strategy or development plans; quality of the Company's and franchisees' management; availability, terms and deployment of capital; business abilities and judgment of the Company's and franchisees' personnel; availability of qualified personnel to the Company and to franchisees; labor and employee benefit costs; availability and cost of energy, raw materials, ingredients and supplies; the potential impact that interruptions in the distribution of supplies of food and other products to Arby's restaurants could have on sales at Company-owned restaurants and the royalties that Arby's receives from franchisees; availability and cost of workers' compensation and general liability premiums and claims experience; changes in national, regional and local economic, business or political conditions in the countries and other territories in which the Company and its franchisees operate; changes in government regulations, including franchising laws, accounting standards, environmental laws, minimum wage rates and taxation requirements; the costs, uncertainties and other effects of legal, environmental and administrative proceedings; the impact of general economic conditions on consumer spending, including a slower consumer economy and the effects of war or terrorist activities; adverse weather conditions; and other risks and uncertainties affecting the Company and its subsidiaries detailed in the Company's Form 10-K for the fiscal year ended December 29, 2002 (see especially "Item 1. Business-Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations"), and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control. We will not undertake and specifically decline any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.



                                               Triarc Companies, Inc.
                                   Condensed Consolidated Statements of Operations
                      Fourth Quarter and Fiscal Year Ended December 30, 2001 and December 29, 2002

                                                                 Fourth Quarter                  Year
                                                           ------------------------    ------------------------
                                                               2001         2002           2001         2002
                                                           ----------    ----------    ----------    ----------
                                                                  (In thousands except per share amounts)

Revenues, investment income and
    other income (a)                                       $   30,485    $   26,197    $  137,146    $   98,773
                                                           ==========    ==========    ==========    ==========

Costs and expenses:
   General and administrative (e)                          $   19,180    $   16,906    $   77,355    $   75,893
   Depreciation and amortization, excluding
     amortization of deferred financing costs (f)               1,787         1,690         6,506         6,550
   Interest expense (g)                                         6,962         6,208        30,447        26,210
   Insurance expense related to long-term debt                  1,181         1,102         4,805         4,516
   Costs of proposed business acquisitions not
     consummated                                                   51             6           623         2,238
                                                            ---------       --------   ----------    ----------
         Total costs and expenses                              29,161        25,912       119,736       115,407
                                                           ----------    ----------    ----------    ----------
        Income (loss) from continuing operations before
         income taxes and minority interests                    1,324           285        17,410       (16,634)
Benefit from (provision for) income taxes                         (10)         (223)       (8,696)        3,329
Minority interests in loss of a consolidated subsidiary (h)       252         1,293           252         3,548
                                                              -------       ---------     -------     ---------
        Income (loss) from continuing operations                1,566         1,355         8,966        (9,757)
Discontinued operations:
   Gain on disposal, net of income taxes (i)                    4,933        11,100        43,450        11,100
                                                           ----------    ----------    ----------    ----------
        Net income                                         $    6,499    $   12,455    $   52,416    $    1,343
                                                           ==========    ==========    ==========    ==========

Adjusted EBITDA (d)                                        $    5,712    $    7,987    $   10,468    $   21,889
                                                           ===========   ==========    ==========    ==========

Basic income (loss) per share:
   Continuing operations                                   $      .08    $      .07    $      .42    $     (.48)
   Discontinued operations (i)                                    .24           .54          2.02           .54
                                                           ----------    ----------    ----------    ----------
   Net income                                              $      .32    $      .61    $     2.44    $      .06
                                                           ==========    ==========    ==========    ==========

Diluted income (loss) per share:
   Continuing operations                                   $      .07    $      .06    $      .40    $     (.48)
   Discontinued operations (i)                                    .23           .52          1.91           .54
                                                           ----------    ----------    ----------    ----------
   Net income                                              $      .30    $      .58    $     2.31    $      .06
                                                           ==========    ==========    ==========    ===========

Shares to calculate income (loss) per share:
   Basic                                                       20,363        20,370        21,532        20,446
                                                           ==========    ==========    ==========    ==========
   Diluted (j)                                                 21,319        21,514        22,692        20,446
                                                           ==========    ==========    ==========    ==========




(a) The components of revenues, investment income                Fourth Quarter                   Year
       and other income follow:                            ----------------------       ------------------------
                                                               2001         2002           2001        2002
                                                           -----------    ---------     --------     --------
                                                                              (In thousands)

     Royalties and franchise and related fees              $   24,892    $   24,893    $   92,823    $   97,782
     Investment income, net (b)                                 4,403           145        33,632           851
     Gain (loss) on sale of businesses                            500            --           500        (1,218)
     Other income, net (c)                                        690         1,159        10,191         1,358
                                                           ----------    ----------    ----------    ----------
        Total revenues and other income                    $   30,485    $   26,197    $  137,146    $   98,773
                                                           ==========    ==========    ==========    ==========

(b) Includes other than temporary losses of $2.1 million ($1.3 million after tax or $.06 per share) for the fourth quarter ended December 30, 2001 and $3.5 million ($2.2 million after tax or $.10 per share) for the year ended December 30, 2001, $3.5 million ($2.3 million after tax or $.10 per share) for the fourth quarter ended December 29, 2002 and $14.5 million ($9.3 million after tax or $.45 per share) for the year ended December 29, 2002. The provisions for unrealized losses deemed to be other than temporary resulted from declines in the underlying economics of specific marketable equity securities and other investments and/or volatility in capital markets.

(c) Includes $8.3 million ($5.3 million after tax or $.23 per share) for the year ended December 30, 2001 of interest income representing interest on the proceeds from Cadbury Schweppes plc (in connection with the 338 (h)(10) election discussed in (i) below).


(d) The components of Adjusted EBITDA and a                    Fourth Quarter                         Year
                                                           -------------------------   --------------------------
             reconciliation of Adjusted EBITDA to               2001        2002            2001          2002
                                                             --------     ---------       -------    ----------
             EBITDA and net income follow:                                     In thousands)

     Royalties and franchise and related fees              $   24,892    $   24,893    $   92,823    $   97,782
     General and administrative expenses before
       non-recurring credit                                   (19,180)      (16,906)      (82,355)      (75,893)
                                                           ----------    ----------    ----------    ----------
        Adjusted EBITDA                                         5,712         7,987        10,468        21,889
     Litigation settlement -- see (e) below                        --            --         5,000            --
                                                           ----------    ----------    ----------    ----------
        EBITDA                                                  5,712         7,987        15,468        21,889
     Depreciation and amortization, excluding
        amortization of deferred financing costs (f)           (1,787)       (1,690)       (6,506)       (6,550)
     Interest expense (g)                                      (6,962)       (6,208)      (30,447)      (26,210)
     Insurance expense related to long-term debt               (1,181)       (1,102)       (4,805)       (4,516)
     Investment income, net                                     4,403           145        33,632           851
     Gain (loss) on sale of businesses                            500            --           500        (1,218)
     Costs of proposed business acquisitions not
        consummated                                               (51)           (6)         (623)       (2,238)
     Other income, net                                            690         1,159        10,191         1,358
                                                           ----------    ----------    ----------    ----------
        Income (loss) from continuing operations
          before income taxes and minority interests            1,324           285        17,410       (16,634)
     Benefit from (provision for) income taxes                    (10)         (223)       (8,696)        3,329
     Minority interests in loss of a consolidated subsidiary (h)  252         1,293           252         3,548
                                                                -----    ----------    ----------    ----------
        Income (loss) from continuing operations                1,566         1,355         8,966        (9,757)
Discontinued operations:
        Gain on disposal, net of income taxes (i)               4,933        11,100        43,450        11,100
                                                           ----------    ----------    ----------    ----------
Net income                                                  $   6,499    $   12,455    $   52,416    $    1,343
                                                           ==========    ==========    ==========    ===========

(e) Includes a non-recurring credit of $5.0 million ($3.2 million after tax or $.14 per share) for the year ended December 30, 2001 resulting from the settlement of a class action lawsuit involving compensation previously paid to the Company's Chairman and Chief Executive Officer and President and Chief Operating Officer.

(f) Amortization of goodwill for the fourth quarter ended December 30, 2001 amounted to $0.2 million on both a pre-tax and after-tax basis, or $.01 per share, and for the year ended December 30, 2001 amounted to $0.8 million on both a pre-tax and after-tax basis, or $.04 per share. Effective December 31, 2001, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." In accordance with the provisions of SFAS No. 142, the Company no longer amortizes goodwill.

(g) Includes for the year ended December 30, 2001 expenses of $3.1 million ($2.0 million after tax or $.09 per share) representing interest on the estimated tax liability in connection with the 338(h)(10) election discussed in (i) below.

(h) Represents minority interests in loss of a consolidated subsidiary of $0.3 million or $.01 per share for both the fourth quarter and the year ended December 30, 2001, $1.3 million or $.06 per share for the fourth quarter ended December 29, 2002 and $3.5 million or $.17 per share in the year ended December 29, 2002 principally for the 44.1% (through September 2002, 42.6% thereafter) minority interests in the net loss of 280 BT Holdings LLC. The losses of 280 BT Holdings were due to other than temporary unrealized losses on investments.

(i) On October 25, 2000 the Company sold its former premium beverage and soft drink concentrate businesses. The income from discontinued operations for the fourth quarter and year ended December 30, 2001 resulted entirely from adjustments to the previously recognized estimated gain on disposal of the Snapple Beverage Group and Royal Crown. These net adjustments principally resulted from the realization of the estimated proceeds from Cadbury Schweppes plc associated with the Company's agreement with Cadbury whereby both the Company and Cadbury jointly elected to treat certain portions of the Snapple Beverage Group sale as an asset sale in lieu of a stock sale under the provisions of Section 338(h)(10) of the United States Internal Revenue Code, net of estimated income taxes related to the election, partially offset by the accrual of additional estimated costs and expenses directly associated with the Snapple Beverage Group sale. The income from discontinued operations for the fourth quarter and year ended December 29, 2002 resulted from the release of income tax reserves related to the sale of the Snapple Beverage Group, discussed above, in connection with the receipt of related income tax refunds.

(j) The shares used to calculate diluted loss per share for the year ended December 29, 2002 are the same as those used to calculate basic loss per share since the Company reported a loss from continuing operations and, therefore, the effect of all potentially dilutive securities would have been antidilutive. Had the Company reported income from continuing operations for the year ended December 29, 2002, shares used to calculate diluted income per share would have been 21,737,000 reflecting the effect of dilutive stock options. The effects of dilutive stock options represented in such amounts reflect the average price of the Company's stock during the indicated periods. These dilutive effects may not be representative of the effects that may occur in future periods. Accordingly, this information is presented for informational purposes only.